Exhibit 99.2

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
   Merrill Lynch & Co., Inc.:

We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 27, 2002 and December 28, 2001, and for each of the three years in the period ended December 27, 2002, and have issued our report thereon dated February 24, 2003. Such consolidated financial statements and our report thereon are incorporated by reference in Part II, Item 8, “Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of Merrill Lynch as of December 29, 2000, December 31, 1999 and December 25, 1998, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income, and cash flows for the years ended December 31, 1999 and December 25, 1998 (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on the 1999 consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1.) In our opinion, the information set forth in the “Selected Financial Data” under the captions “Results of Operations,” “Financial Position” and “Common Share Data” included in the 2002 Annual Report to Stockholders and included and incorporated by reference in this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 24, 2003